Exhibit 10.54
ALBEMARLE CORPORATION
COMPENSATION RECOUPMENT AND FORFEITURE POLICY
Section 1.     Purpose. The purpose of this policy (this “Policy”) is to enable Albemarle Corporation (the “Corporation”) to recover erroneously awarded compensation upon Misconduct. This Policy is effective on December 1, 2023. Where the context requires, references to the Corporation include the Corporation’s subsidiaries and affiliates.
Section 2.     Recovery of Incentive Compensation. This Policy applies to incentive compensation received by a participant in any incentive compensation arrangement maintained by the Corporation (including time-based equity awards). If the Corporation determines that a participant engaged in Misconduct, the Corporation may, in its discretion, recover incentive compensation received by the participant during and after the period in which the Misconduct occurred. Misconduct must have occurred within the three years preceding the date on which the Corporation determines that the Misconduct has occurred. The Corporation will determine the amount of incentive compensation to be recovered in its discretion based upon the relevant participant’s relative degree of fault and involvement, the impact of the conduct on the Corporation, the magnitude of any loss caused and other relevant facts and circumstances. The Corporation may effect recovery in any manner consistent with applicable law.
Section 3.     Misconduct. “Misconduct” means: (a) any intentional misconduct by a participant, including misappropriation, fraud, embezzlement, unethical behavior, or theft, in connection with the participant’s duties to the Corporation, that causes, or is reasonably likely to cause, material harm to the Corporation, financially, reputationally, or otherwise; or (b) knowing and material violation of specific prohibitions or requirements in the Corporation’s policies, codes of conduct or agreements or arrangements between the Corporation and the participant (including confidentiality, solicitation and post-employment obligations).
Section 4.     Miscellaneous. The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, the provision will be applied to the maximum extent permitted. The Corporation may amend this Policy from time to time in its discretion. This Policy will not limit the rights of the Corporation to take any other actions under any other Corporation policy or applicable law. All determinations and decisions made by the Corporation pursuant to the provisions of this Policy will be final, conclusive and binding. This Policy supersedes any existing policy of the Corporation with respect to the subject matter hereof.